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                                                                      Exhibit 21

                          Subsidiaries of the Company
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     Norton McNaughton of Squire, Inc., a New York corporation ("Squire"), is a wholly-owned subsidiary of the Company. Miss Erika, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company. Jeri-Jo Knitwear, Inc., a Delaware corporation, is a wholly-owned subsidiary of the Company, Norty's Inc., a Delaware corporation, is a wholly-owned subsidiary of Squire, McNaughton Apparel Holdings Inc., a South Carolina corporation, is a wholly owned subsidiary of the Company.